Exhibit 99.1

News Release

Allin Corporation	Telephone:
381 Mansfield Avenue	(412) 928-2022
Suite 400	Telefax:
Pittsburgh, Pennsylvania 15220-2751	(412) 928-0225

Allin Corporation Announces Record Year-End Earnings

Wednesday, March 5, 2008

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and twelve months ended December 31, 2007.

For the three-month and twelve-month periods ended December 31, 2007, revenue was $6.5 million and $25.1 million, respectively, compared to $4.0 million and $19.0 million for the three-month and twelve-month periods ended December 31, 2006, respectively. The Company recorded net income attributable to common shareholders in the amount of $576,000 ($0.05 per share - diluted) for the three-month period ended December 31, 2007 and $1.9 million ($0.17 per share - diluted) for the twelve-month period ended the same date. The 2007 results compare with net income attributable to common shareholders of $336,000 ($0.03 per share -diluted) and $599,000 ($0.06 per share - diluted) for the three-month and twelve-month periods ended December 31, 2006, respectively.

“We are very pleased to be able to report record earnings for a second straight year,” stated Rich Talarico, Allin’s chief executive officer. “Based completely on organic growth, we increased revenues by 32% from 2006. More importantly for 2007, we delivered an increase in net income attributable to our common shareholders of over 200% compared to 2006. In addition to our strong financial results, we have received numerous regional, national and global Microsoft awards as a testament to our expertise in delivering services supporting Microsoft technologies. We believe that we are well positioned to compete in every market we serve and we enter 2008 with a strong backlog of signed business.”

Total revenue increased $6.1 million or 32%, comparing the full year ended December 31, 2007 with the year ended December 31, 2006. The revenue growth comparing these periods was driven by increases in Consulting Services, predominantly related to strong demand for our interactive services and by demand for business intelligence and custom application development using tools such as Microsoft .NET, Microsoft SQL Server 2005 and SharePoint, as well as larger and more complex Microsoft Dynamics and CRM implementations.

Gross profit increased $3.6 million, or 35%, comparing the year ended December 31, 2007 with the year ended December 31, 2006. Total selling, general and administrative expenses increased $2.3 million or 24% comparing the full year 2007 with the full year 2006 due to increased head count associated with our organic growth and to increased depreciation and amortization expense.

The net income attributable to common shareholders of $1.9 million for the year ended December 31, 2007 was bolstered by the inclusion of a benefit from income tax in the amount of $1.4 million, which was attributable to an increase in the recognized value of deferred tax assets related to net operating loss carry forwards (net of valuation allowance). This compared to a benefit from income tax in the amount of $990,000 for the same period in 2006. The change in the valuation allowance for 2007 was made due to the strength of the Company’s 2007 results, the backlog of signed business that the Company has for 2008 and due to the Company’s recent history of profitability. The benefit obtained from the reduction of the valuation allowance was offset to a certain degree by an increase of $182,000 in the dividends on the Company’s preferred stock, comparing the year ended December 31, 2007 with the prior year.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies. In July 2007, Allin received the worldwide award, Competing to Win Partner of the Year: Search at the 2007 Microsoft Worldwide Partner Conference, for superior technology and innovation with Microsoft Search technologies. During 2007 and 2006, Allin has also been recognized as Partner of the Year by Microsoft’s West and East Regions. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “believe,” “will” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel, the integration of acquired businesses, project schedule delays by customers and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets in which the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended December 31, 2007 and 2006, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	Unaudited	Unaudited	Audited	Audited
Revenue
Consulting Services	$4,049	$3,114	$17,336	$13,819
Systems Integration	1,201	223	4,811	2,647
Information System Product Sales	282	410	1,070	1,262
Other Services	946	256	1,909	1,320

Total revenue	6,478	4,003	25,126	19,048

Cost of sales	2,593	2,005	11,242	8,730

Gross profit	3,885	1,998	13,884	10,318
Selling, general & administrative	3,012	2,196	11,058	9,012
Loss (gain) on impairment or disposal of assets	0	1	(1)	4
Depreciation & amortization	202	103	650	405

Total selling, general & administrative	3,214	2,300	11,707	9,421

Income (loss) from operations	671	(302)	2,177	897
Interest expense, net	54	4	126	14
(Benefit) from income taxes	(331)	(992)	(1,295)	(977)

Net income	948	686	3,346	1,860
Dividends on preferred stock	372	350	1,443	1,261

Net income attributable to common shareholders	$576	$336	$1,903	$599

Earnings per common share – basic	$0.07	$0.04	$0.24	$0.08

Earnings per common share – diluted	$0.05	$0.03	$0.17	$0.06

Weighted average shares outstanding – basic	8,252,565	7,809,327	7,935,747	7,553,539

Weighted average shares outstanding – diluted	12,777,978	12,272,545	12,437,387	12,017,383

	December 31, 2007	December 31, 2006
	Audited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$900	$369
Other Current Assets	7,999	5,580

Total Current Assets	8,899	5,949
Other Assets	9,845	7,286

Total Assets	$18,744	$13,235

Current Liabilities
Bank Line of Credit	820	-0-
Other Current Liabilities	6,595	4,848
Other Liabilities	4,072	3,344
Shareholder’s Equity	7,257	5,043

Total Liabilities and Shareholder’s Equity	$18,744	$13,235